UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 22, 2010

AMGEN INC.

(Exact name of registrant as specified in its charter)

Delaware	000-12477	95-3540776
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Amgen Center Drive Thousand Oaks, California	91320-1799
(Address of principal executive offices)	(Zip Code)

805-447-1000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of Directors.

On July 22, 2010, the Board of Directors (the “Board”) of Amgen Inc. (the “Company”) appointed Ronald D. Sugar as a director of the Company, effective immediately. Dr. Sugar has been a director of Chevron Corporation, a petroleum exploration, production and refining company, since 2005. He also served as Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation, an aerospace and defense technology company, from October 2003 to December 2009, Chairman Emeritus from January 2010 and continuing and President and Chief Operating Officer from 2001 until 2003. Dr. Sugar was also the President, Chief Operating Officer and director of Litton Industries, Inc. from 2000 until 2001, and Chief Financial Officer of TRW, Inc. from 1994 to 1996. He is a member of the National Academy of Engineering, trustee of the University of Southern California, director of the Los Angeles Philharmonic Association and national trustee of the Boys and Girls Clubs of America.

Dr. Sugar will serve as a member of the Compensation and Management Development Committee and the Governance and Nominating Committee of the Board.

There are no transactions between Dr. Sugar (or any member of his immediate family) and the Company (or any of its subsidiaries) and there is no arrangement or understanding between Dr. Sugar and any other persons or entities pursuant to which Dr. Sugar was appointed as a director of the Company.

Upon his appointment to the Board, Dr. Sugar became entitled to a pro-rated portion of the non-employee directors’ compensation. To that end, Dr. Sugar is entitled to receive a pro-rated portion of the annual retainer of $55,000 and will receive $3,000 for each Board meeting he attends in person ($1,500 for telephonic attendance) and $1,500 for each committee meeting he attends in person ($750 for telephonic attendance). In accordance with the Company’s policy, Dr. Sugar will also be entitled to reimbursement of his expenses incurred in connection with attendance at Board and committee meetings and conferences with our senior management. In addition, Dr. Sugar will receive an inaugural grant of stock options to purchase 20,000 shares of the Company’s common stock, par value $.0001 (the “Common Stock”) on the date which is two business days after the release of the Company’s quarterly earnings for the second fiscal quarter of 2010. Further, under the provisions of the Company’s 2010 Director Equity Incentive Program and 2009 Equity Incentive Plan, non-employee directors receive an annual grant of restricted stock units with a grant date fair value of $100,000 (rounded down to the nearest whole number of shares of stock), measured by the closing market price of a share of Common Stock on the date of grant, and an annual grant of stock options to purchase 5,000 shares of the Common Stock. The exercise price of such stock options is 100% of the closing price of the Common Stock on the grant date. Pursuant to such director equity program, such stock options and restricted stock units vest (i) on the date of grant if the non-employee director has had three years of prior continuous service as a non-employee director, or (ii) one year from the date of grant if the non-employee director has had less than three years of prior continuous service as a non-employee director.

The full text of the press release announcing Dr. Sugar’s appointment is furnished as Exhibit 99.1 to this Current Report on Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section.

(e)	Compensatory Arrangements of Certain Officers

On July 22, 2010, the Compensation and Management Development Committee (the “Committee”) of the Board approved an amendment to the Amgen Inc. Executive Nonqualified Retirement Plan (the “Plan”) to correct a drafting error that occurred at the time of the adoption of the Plan. Specifically, the Committee approved an amendment to the term “Retirement Date,” as it is used to determine the amount of interest to be credited under the Plan, to be defined as the date upon which a Participant completes 10 years of active employment with the Company and attains age fifty-five (55), a change from the prior definition that required 10 years of active employment with the Company and attainment of age sixty (60). Mr. Morrow and Dr. Perlmutter are the only participants in the Plan. The effect of the amendments is that the “Retirement Date” as it is used to determine the amount of interest credited under the Plan for Mr. Morrow is January 19, 2011 (instead of the erroneous March 2, 2012) and for Dr. Perlmutter is January 7, 2011 (instead of the erroneous September 16, 2012).

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Document Description

99.1	Press release dated July 22, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMGEN INC.

Date:	July 22, 2010	By:	/s/ David J. Scott
Name: David J. Scott Title: Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Document Description

99.1	Press release dated July 22, 2010.